Exhibit 21.1

                     FIRST CASH FINANCIAL SERVICES, INC.
                                 SUBSIDIARIES

                                                               Percentage
                                          Country/State of        Owned
              Subsidiary Name              Incorporation      by Registrant
              ---------------              -------------      -------------
       American Loan and Jewelry, Inc.         Texas               100%
       WR Financial, Inc.                      Texas               100%
       Famous Pawn, Inc.                       Maryland            100%
       JB Pawn, Inc.                           Texas               100%
       Cash & Go, Inc.                         California          100%
       Capital Pawnbrokers, Inc.               Maryland            100%
       Silver Hill Pawn, Inc.                  Maryland            100%
       Elegant Floors, Inc.                    Maryland            100%
       One Iron Ventures, Inc.                 Illinois            100%
       First Cash, S.A. de C.V.                Mexico              100%
       American Loan Employee Services,
         S.A. de C.V.                          Mexico              100%
       First Cash, Ltd.                        Texas               100%
       First Cash Corp.                        Delaware            100%
       First Cash Management, LLC              Delaware            100%
       First Cash, Inc.                        Nevada              100%
       Cash & Go, Ltd.                         Texas               49.5%
       Cash & Go Management, LLC               Texas                50%
       FCFS MO, Inc.                           Missouri            100%
       FCFS OK, Inc.                           Oklahoma            100%
       FCFS SC, Inc.                           South Carolina      100%